ADMINISTRATIVE SERVICES AGREEMENT

(the “Agreement”)

DAILY INCOME FUND

(the “Fund”)

RNT Natixis Liquid Prime Portfolio

(the “Portfolio”)

1411 Broadway, 28th Floor

New York, New York 10018

September 16, 2010

Reich & Tang Asset Management, LLC

1411 Broadway, 28th Floor

New York, New York 10018

Gentlemen:

We herewith confirm our agreement with you as follows:

1.       We propose to engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Declaration of Trust, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933, including the Prospectus forming a part thereof (the “Registration Statement”), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Trustees. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

2.      (a)       On behalf of the Portfolio, we hereby employ you as our administrator (the “Administrator”) to provide all management and administrative services reasonably necessary for our operation, other than those services you provide to us pursuant to the Investment Management Contract. The services to be provided by you shall include but not be limited to those enumerated on Exhibit A hereto. The personnel providing these services may be your employees or employees of your affiliates or of other organizations. You shall make periodic reports to the Fund’s Board of Trustees in the performance of your obligations under this Agreement and the execution of your duties hereunder is subject to the general control of the Board of Trustees.

(b)       It is understood that you will from time to time employ, subcontract with or otherwise associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder. While this Agreement is in effect, you or persons affiliated with you, other than us (“your affiliates”), will provide persons satisfactory to our Board of Trustees to be elected or appointed officers or employees of our Fund. These shall be a president, a secretary, a treasurer, and such additional officers and employees as may reasonably be necessary for the conduct of our business.

(c)       At your expense, you or your affiliates will also provide persons, who may be our officers, to (i) supervise the performance of bookkeeping and related services and calculation of net asset value and yield by our bookkeeping agent and (ii) prepare reports to and the filings with regulatory authorities, and (iii) perform such clerical, other office and shareholder services for us as we may from time to time request of you. Such personnel may be your employees or employees of your affiliates or of other organizations. Notwithstanding the preceding, you shall not be required to perform any accounting services not expressly provided for herein. We shall not bear or pay any costs in respect of any services performed for us by officers of Natixis Global Asset Management, L.P. or officers of your affiliates.

(d)       You or your affiliates will also furnish such administrative and management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. You and your affiliates will also pay the expenses of promoting the sale of our shares (other than the costs of preparing, printing and filing our registration statement, printing copies of the prospectus contained therein and complying with other applicable regulatory requirements).

3.       We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

4.       In consideration of the foregoing the Portfolio will pay you a fee at the annual rate of 0.02% of the Portfolio’s average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may use any portion of this fee for distribution of our shares, or for making servicing payments to organizations whose customers or clients are our shareholders. Specifically, you may make payments from time to time from your own resources, which may include the management fees and administrative services fees received by you from the Portfolio and from other investment companies you may manage or advise, and past profits for the following purposes:

(i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Treasurer Class and Liquidity Class Shareholders of the Portfolio (“Participating Organizations”), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Portfolio;

(ii) to compensate Participating Organizations for providing assistance in distributing the Portfolios’ Treasurer Class and Liquidity Class shares; and

(iii) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Portfolio’s shares.

You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

5.         This Agreement will become effective on the date hereof and shall continue in effect until November 30, 2011 and thereafter for successive twelve-month periods (computed from each Dec 1st), provided that such continuation is specifically approved at least annually by our Board of Trustees or by a majority vote of the holders of the outstanding voting securities of the Portfolio voting separately, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of our directors who are neither party to this Agreement. With respect to the Portfolio, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the outstanding voting securities of the Portfolio voting separately, as defined in the 1940 Act, or (ii) by a vote of a majority of our entire Board of Trustees, on sixty days’ written notice to you, or by you on sixty days’ written notice to us.

6.         This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

7.         Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

8.         This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

DAILY INCOME FUND, on behalf of the RNT Natixis Liquid Prime Portfolio

By:	/s/ Michael Lydon
Name: Michael Lydon
Title: Trustee

ACCEPTED: September 16, 2010

REICH & TANG ASSET MANAGEMENT, LLC

By:	/s/ Richard De Sanctis
Name: Richard De Sanctis
Title: Executive Vice President and Chief Operating Officer

Exhibit A

Administrative Services To Be Performed

Reich & Tang Asset Management, LLC

Administrative Services

1.	In conjunction with Fund counsel, prepare and file all Post-Effective Amendments to the Registration Statement, all state and federal tax returns and all other required regulatory filings.

2.	In conjunction with Fund counsel, prepare and file all Blue Sky filings, reports and renewals.

3.	Coordinate, but not pay for, required Fidelity Bond and Trustees and Officers Insurance (if any) and monitor their compliance with the 1940 Act.

4.	Coordinate the preparation and distribution of all materials for Trustees, including the agenda for meetings and all exhibits thereto, and actual and projected quarterly summaries.

5.	Coordinate the activities of the Portfolio’s Manager, Custodian, Fund counsel and counsel to the Independent Trustees and Registered Independent Public Accounting Firm.

6.	Prepare and file all periodic reports to shareholders and proxies and provide support for shareholder meetings.

7.	Monitor daily and periodic compliance with respect to all requirements and restrictions of the 1940 Act, the Internal Revenue Code and the Prospectus.

8.	Monitor daily the Portfolio’s bookkeeping services agent’s calculation of all income and expense accruals, sales and redemptions of capital shares outstanding.

9.	Evaluate expenses, project future expenses, and process payment of expenses.

10.	Monitor and evaluate performance of accounting and accounting related services by Portfolio’s bookkeeping services agent. Nothing herein shall be construed to require you to perform any accounting services not expressly provided for in this Agreement.